CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-3 (File No. 333-228063) and S-8 (File No. 333-218831) of our report dated December 16, 2019 with respect to the audited consolidated financial statements of CleanSpark, Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion) and relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion) appearing in this Annual Report on Form 10-K of the Company for the year ended September 30, 2019.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

December 16, 2019